INSURED PERSON     RICHARD ROE              [EQUITABLE LOGO]
                                            EQUITABLE VARIABLE LIFE
  POLICY OWNER     RICHARD ROE              INSURANCE COMPANY

   FACE AMOUNT
  OF INSURANCE     $50,000                      VARIABLE
                                                LIFE
 DEATH BENEFIT     OPTION A (SEE PAGE 6)        INSURANCE
                                                POLICY
 POLICY NUMBER     XX XXX XXX

--------------------------------------------------------------------------------

WE AGREE to pay the Insurance Benefit of this policy and to provide its other benefits and rights in accordance with its provisions.

                   MODIFIED PREMIUM VARIABLE WHOLE LIFE POLICY

     This is a modified premium variable whole life policy which provides variable life insurance coverage on the insured person.

     THE DEATH BENEFIT IS GUARANTEED IF ALL SCHEDULED PREMIUMS ARE PAID WHEN DUE, NO WITHDRAWALS ARE MADE AND ANY POLICY LOAN PLUS ACCRUED LOAN INTEREST DOES NOT EXCEED THE CASH SURRENDER VALUE. THE GUARANTEED DEATH BENEFIT IS EQUAL TO THE FACE AMOUNT OF INSURANCE AT THE TIME OF DEATH, REDUCED BY ANY LOAN AND ACCRUED LOAN INTEREST.

     You can, within limits:
         o change the allocation of net premiums and deductions among your investment options;
         o  transfer amounts among your investment options;
         o  change the death benefit option;
         o  skip premium payments;
         o  make premium payments greater than the scheduled premium.

     All of these rights and benefits are subject to the terms and conditions of this policy. All requests for policy changes are subject to our approval and may require evidence of insurability.

     We will put your net premiums into your Policy Account. You may then allocate them to one or more investment divisions of our Separate Account
     (SA) and to our Guaranteed Interest Division (GID).

     THE PORTION OF YOUR POLICY ACCOUNT THAT IS IN AN INVESTMENT DIVISION OF OUR SA WILL VARY UP OR DOWN DEPENDING ON THE UNIT VALUE OF SUCH INVESTMENT DIVISION, WHICH IN TURN DEPENDS ON THE INVESTMENT PERFORMANCE OF THE CORRESPONDING PORTFOLIO OF A DESIGNATED INVESTMENT COMPANY. THERE ARE NO MINIMUM GUARANTEES AS TO SUCH PORTION OF YOUR POLICY ACCOUNT.

     The portion of your Policy Account that is in our GID will accumulate, after deductions, at rates of interest we determine. Such rates will not be less than 4% a year.

     THE AMOUNT OF THE DEATH BENEFIT MAY BE VARIABLE OR FIXED ON PAGE 6. This is a non-participating policy.

RIGHT TO EXAMINE POLICY. You may examine this policy and if for any reason you are not satisfied with it, you may cancel it by returning this policy with a written request for cancellation to our Administrative Office by the 10th day after you receive it. If you do this, we will refund the premiums that were paid on this policy.

        SPECIMEN                                    SPECIMEN
Joan B. Miastkowski    Secretary        Joseph J. Melone   Chairman of the Board


No.90-400

CONTENTS
--------
Policy Information  3

Table of Guaranteed Maximum Cost of
Insurance Rates  4

Those Who Benefit from this Policy  5

The Insurance Benefit We Pay  5

Changing the Death Benefit Option or
Reducing the Face Amount of
Insurance  6

The Premiums You Pay  7

Your Policy Account and How it
works  8

Your Investment Options  9

The Value of Your Policy Account  10

The Cash Surrender Value of this
Policy  11

How a Loan Can Be Made  12

Options on Lapse 14

Our Separate Account (SA)  14

Our Annual Report to You  15

How Benefits are Paid  15

Other Important Information  16

IN THIS POLICY
--------------
"We," "our," and "us" mean Equitable Variable Life Insurance Company.

"You and "your" mean the owner of this policy at the time an owner's right is exercised.

Unless otherwise stated, all references to interest rates in this policy are effective annual rates of interest.

ADMINISTRATIVE OFFICE
---------------------

The address of our Administrative Office is shown on Page 3. You should send premiums and correspondence to that address unless instructed otherwise.


A copies of the application for this policy and any additional benefit riders are at the back of this policy.

                                  INTRODUCTION

     The premiums you pay, after deductions are made in accordance with the Table of Expense charges in the Policy Information section, are put into your Policy Account. Amounts in your Policy Account are allocated at your direction to one or more investment divisions of our SA and to our GID.

     The investment divisions or our SA invest in securities and other investments whose value is subject to market fluctuations and investment risk. There is no guarantee of principal or investment experience.

     Our GID earns interest at rates we declare in advance of each policy year. The rates are guaranteed for each policy year. The principal, after deductions, is also guaranteed.

     A death benefit is guaranteed if all scheduled premiums are paid when due, no withdrawals are made and any policy loan plus accrued loan interest does not exceed the Cash Surrender Value. The guaranteed death benefit is equal to the face amount at the time, reduced by any loan and accrued loan interest

     If death benefit Option A is in effect, the death benefit is the Face Amount of Insurance, and the amount of the death benefit is fixed except when it is the amount of your Policy Account divided by the net single premium

     If death benefit Option B is in effect, the death benefit is the Face Amount of Insurance plus the excess, if any, of the amount in your Policy Account over the Tabular Policy Account. The amount of the death benefit is variable.

     Under either option, the death benefit will never be less than the amount of your Policy Account divided by the net single premium.

     We make monthly deductions from you Policy Account to cover the cost of the benefits provided by this policy and the cost of any bnenfits provided by riders to this policy. Furing the first fifteen policy years, if you give up this policy for its Net Cash Surrender Value, reduce the Face amount of Insurance or if the policy lapses, we will deduct a surrender charge from your Policy Account.

     This is only a summary of what this policy provides. You should read all of it carefully. Its terms govern your rights and our obligations.


No. 90-400                                                               Page 2

                               POLICY INFORMATION

      INSURED PERSONS         RICHARD ROE

         POLICY OWNER         RICHARD ROD

          FACE AMOUNT
         OF INSURANCE         $50,000

        DEATH BENEFIT         OPTION A (SEE PAGE 6)

        POLICY NUMBER         XX XXX XXX

          BENEFICIARY         MARGARET H. ROE     SEPARATE ACCOUNT [FP]

        REGISTER DATE         JAN 2, 1991         ISSUE AGE 35

        DATE OF ISSUE         JAN 2, 1991         SEX MALE

     INSURED PERSON'S
   STATE OF RESIDENCE         SPECIMEN            [NON-SMOKER]

     PARTIAL NET CASH
      SURRENDER VALUE
           WITHDRAWAL         MINIMUM WITHDRAWAL IS $500

          POLICY LOAN         MINIMUM LOAN IS $500

             TRANSFER         MINIMUM TRANSFER AMOUNT IS $500

      BILLED PERIODIC         $831.51
     PREMIUM AT ISSUE         THE BILLED PERIODIC PREMIUM MUST BE EQUAL
                              TO OR GREATER THAN THE SCHEDULE PREMIUM

     OPTIONAL PREMIUM         MINIMUM OPTIONAL PREMIUM IS [$25].
                              WE RESERVE THE RIGHT TO CHANGE THIS AMOUNT.

********************TABLE OF BENEFITS AND SCHEDULED PREMIUMS *****************

              BENEFITS           ANNUAL PREMIUM                PREMIUM PERIOD

BASIC LIFE INSURANCE        INITIAL -     $  505.32            FIRST 30 YEARS
                            ULTIMATE -     2,180.85             NEXT 35 YEARS

ACCIDENTAL DEATH BENEFIT - $50,000            43.62            FIRST 35 YEARS

DISABILITY PREMIUM WAIVER                     53.20            FIRST 10 YEARS
                                              71.28             NEXT 10 YEARS
                                             121.28             NEXT 10 YEARS
CHILDREN'S TERM INSURANCE - 5 UNITS           30.43            FIRST 30 YEARS




90-400-3                            PAGE 3
                            (CONTINUED ON NEXT PAGE)

              POLICY INFORMATION CONTINUED-POLICY NUMBER XX XXX XXX

     ----------TABLE OF BENEFITS AND SCHEDULED PREMIUMS (CONTINUED)--------

RENEWABLE TERM ON INSURED                         $102.13         FIRST 10 YEARS
       $50,000 - INITIAL TERM EXPIRY               201.06          NEXT 10 YEARS
                             DATE JAN 1, 2001      465.96          NEXT 10 YEARS

RENEWABLE TERM ON ADDITIONAL INSURED                96.81         FIRST 10 YEARS
       MARGARET ROE, FEMALE NON-SMOKER 35          177.13          NEXT 10 YEARS
       $50,000 - INITIAL TERM EXPIRY               332.45          NEXT 10 YEARS
                              DATE JAN 1, 2001

THE FIRST SCHEDULED PREMIUM IS $831.51 AND IS DUE ON OR BEFORE DELIVERY OF THE POLICY. SUBSEQUENT SCHEDULED PREMIUMS ARE DUE ON JANUARY 2, 1992 AND EVERY 12 MONTHS THEREAFTER DURING THE PREMIUM PERIOD IN ACCORDANCE WITH THE ABOVE PREMIUM TABLES.


90-400-3                              PAGE 3
                            (CONTINUED ON NEXT PAGE)

             POLICY INFORMATION CONTINUED--POLICY NUMBER XX XXX XXX

                    ---------TABLE OF EXPENSE CHARGES--------

DEDUCTIONS FROM PREMIUM PAYMENTS:

         CHARGE FOR APPLICABLE TAXES (OTHER THAN TAXES DISCUSSED ON PAGE 11):

              [2.0%] OF EACH PREMIUM  PAYMENT.  THIS AMOUNT IS  SUBTRACTED  FROM
              EACH PREMIUM PAYMENT. WE RESERVE THE RIGHT TO CHANGE THIS PERCENTAGE TO CONFORM TO CHANGES IN THE LAW OR IF THE INSURED PERSON CHANGES RESIDENCE.

         PAYMENT PROCESSSING CHARGE:
                    $2.00 IS DEDUCTED FROM EACH PAYMENT.

         PREMIUM CHARGE:

              [4.00%] OF EACH PREMIUM PAYMENT. WE RESERVE THE RIGHT TO CHANGE THIS CHARGE BUT IT WILL NEVER BE MORE THAN 4%.

DEDUCTIONS FROM YOUR POLICY ACCOUNT:

         FIRST YEAR ADMINISTRATIVE CHARGE:

              $20.00 IS DEDUCTED AT THE BEGINNING OF EACH POLICY MONTH DURING THE FIRST POLICY YEAR.

         SUBSEQUENT YEARS ADMINISTRATIVE CHARGE:

              [$5.00] IS DEDUCTED AT THE BEGINNING OF EACH POLICY MONTH DURING EACH POLICY YEAR AFTER THE FIRST POLICY YEAR. WE RESERVE THE RIGHT TO CHANGE THIS CHARGE BUT IT WILL NEVER BE MORE THAN $8.00 A MONTH. CHANGES WILL BE AS DESCRIBED IN "CHANGES IN POLICY COST FACTORS" ON PAGE 16.

         FOR PARTIAL WITHDRAWAL OF NET CASH SURRENDER VALUE:

              $25.00 OR 2% OF THE AMOUNT WITHDRAWN IF LESS, IS DEDUCTED WHENEVER THERE IS A PARTIAL NET CASH SURRENDER VALUE WITHDRAWAL.

         FOR TRANSFERS:

              WE RESERVE THE RIGHT TO CHARGE UP TO $25.00 FOR EACH TRANSFER OF AMOUNTS AMONG YOUR INVESTMENT OPTIONS.


90-400-3                      PAGE 3 -- CONTINUED
                            (CONTINUED ON NEXT PAGE)

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

             ----------TABLE OF MAXIMIUM SURRENDER CHARGES----------


    BEGINNING OF                   BEGINNING OF
      POLICY                          POLICY
       YEAR          CHARGE            YEAR                    CHARGE
    ------------    ---------      ------------                ------

        1           $833.11             9                     $526.10
        2            833.11            10                      442.08
        3            833.11            11                      356.05
        4            828.11            12                      248.00
        5            768.11            13                      144.95
        6            708.11            14                       96.90
        7            648.11            15                       48.45
        8            588.11            16 AND LATER                 0




A SURRENDER CHARGE WILL BE SUBTRACTED FROM YOUR POLICY ACCOUNT IF THIS POLICY IS GIVEN UP FOR ITS NET CASH SURRENDER VALUE OR IF THIS POLICY LAPSES WITHIN THE FIRST FIFTEEN POLICY YEARS. THE MAXIMUM CHARGE IN THE FIRST POLICY MONTH OF EACH POLICY YEAR IS SHOWN IN THE TABLE ABOVE (SUBJECT TO ANY APPLICABLE LIMITATIONS IMPOSED BY THE INVESTMENT COMPANY ACT OF 1940). AFTER THE THIRD POLICY YEAR, THE MAXIMUM CHARGE IN ANY OTHER POLICY MONTH WILL BE BASED ON THE NUMBER OF POLICY MONTHS SINCE THE BEGINNING OF THE POLICY YEAR.

IF THE FACE AMOUNT OF INSURANCE IS REDUCED WITHIN THE FIRST FIFTEEN POLICY YEARS, A PRO RATA SHARE OF THE APPLICABLE SURRENDER CHARGE AT THAT TIME MAY BE DEDUCTED FROM YOUR POLICY ACCOUNT.

SEE PAGE 11 FOR A DESCRIPTION OF SURRENDER CHARGES.



********ADMINISTRATIVE OFFICE:   EQUITABLE VARIABLE LIFE INSURANCE COMPANY******
                                 SPECIMEN LIFE INSURANCE CENTER
                                 100 SPECIMEN STREET
                                 CITY, STATE  10001-6018





90-400-3                      PAGE 3 -- CONTINUED
                            (CONTINUED ON NEXT PAGE)

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

                      ********** TABULAR VALUES **********

TABULAR VALUES ARE CALCULATED BASED ON SCHEDULED PREMIUMS, GUARANTEED CHARGES AND A 4% ANNUAL RATE OF INTEREST. ACTUAL VALUES MAY BE DIFFERENT THAN THE TABULAR VALUES SHOWN BELOW. TABULAR VALUES WITHIN A POLICY YEAR ARE A LINEAR INTERPOLATION OF YEAR END POLICY VALUES.




                                                                                                       TABULAR
                                               TABULAR                 TABULAR                        EXTENDED
     END OF                TABULAR              CASH                   REDUCED                          TERM
     POLICY                 POLICY            SURRENDER                PAID-UP                        INSURANCE
      YEAR                 ACCOUNT              VALUE                 INSURANCE                       YEARS DAYS
        1              $   116.00              $     .00                 $     0                     0           0
        2                  417.00                    .00                       0                     0           0
        3                  724.50                    .00                       0                     0           0
        4                 1039.00                 291.79                       0                     1         364
        5                 1360.00                 646.89                       0                     4          21

        6                 1687.00                1033.89                    3627                     5         314
        7                 2019.00                1425.89                    4838                     7         113
        8                 2356.50                1823.39                    5986                     8         173
        9                 2698.50                2249.42                    7146                     9         168
       10                 3044.50                2679.44                    8238                    10          72

       11                 3393.50                3136.49                    9335                    10         292
       12                 3745.00                3596.04                   10363                    11          84
       13                 4099.00                3998.09                   11158                    11         142
       14                 4453.00                4400.14                   11894                    11         164
       15                 4807.00                4807.00                   12589                    11         160

       16                 5160.00                5160.00                   13095                    11          95
       17                 5508.00                5508.00                   13549                    11          12
       18                 5849.50                5849.50                   13952                    10         275
       19                 6180.50                6180.50                   14298                    10         158
       20                 6497.50                6497.50                   14586                    10          30

       21                 6797.00                6797.00                   14811                     9         254
       22                 7075.50                7075.50                   14974                     9         102
       23                 7329.50                7329.50                   15070                     8         307
       24                 7555.00                7555.00                   15097                     8         137
       25                 7747.00                7747.00                   15053                     7         327

       26                 7897.50                7897.50                   14929                     7         144
       27                 7999.00                7999.00                   14717                     6         321
       28                 8041.50                8041.50                   14407                     6         127
       29                 8013.50                8013.50                   13989                     5         295
       30                 7900.00                7900.00                   13446                     5          94

       31                 9360.00                9360.00                   15543                     5         243
       32                10818.50               10818.50                   17538                     5         353
       33                12273.50               12273.50                   19435                     6          64
       34                13726.50               13726.50                   21245                     6         112
       35                15175.50               15175.50                   22969                     6         140







90-400-3                      PAGE 3 -- CONTINUED
                            (CONTINUED ON NEXT PAGE)

            POLICY INFORMAITON CONTINUED -- POLICY NUMBER XX XXX XXX


              *************TABULAR VALUES (CONTINUED)**************


                                                                                                             TABULAR
                                                              TABULAR                  TABULAR               EXTENDED
               END OF                  TABULAR                 CASH                    REDUCED                 TERM
               POLICY                  POLICY                SURRENDER                 PAID-UP               INSURANCE
                YEAR                   ACCOUNT                 VALUE                  INSURANCE              YEARS DAYS
                 36                  $16616.50                $16616.50                 $24610              6       151
                 37                   18023.50                 18023.50                  26146              6       149
                 38                   19425.50                 19425.50                  27615              6       140
                 39                   20795.50                 20795.50                  28995              6       124
                 40                   22125.00                 22125.00                  30283              6       100

                 41                   23415.50                 23415.50                  31490              6        68
                 42                   24666.50                 24666.50                  32620              6        27
                 43                   25882.00                 25882.00                  33683              5       344
                 44                   27069.00                 27069.00                  34688              5       293
                 45                   28230.00                 28230.00                  35642              5       237

                 46                   29364.00                 29364.00                  36548              5       176
                 47                   30466.00                 30466.00                  37403              5       113
                 48                   31527.50                 31527.50                  38205              5        46
                 49                   32538.00                 32538.00                  38950              4       348
                 50                   33495.00                 33495.00                  39639              4       296

                 51                   34396.50                 34396.50                  40274              4       244
                 52                   35250.50                 35250.50                  40864              4       192
                 53                   36063.50                 36063.50                  41415              4       138
                 54                   36851.00                 36851.00                  41940              4        81
                 55                   37627.50                 37627.50                  42449              4        17

                 56                   38409.00                 38409.00                  42953              3       325
                 57                   39216.00                 39216.00                  43465              3       259
                 58                   40074.00                 40074.00                  44001              3       167
                 59                   41015.00                 41015.00                  44577              3        29
                 60                   42062.50                 42062.50                  45206              2       263

                 61                   43227.50                 43327.50                  45889              2        86
                 62                   44501.50                 44501.50                  46618              1       270
                 63                   45838.50                 45838.50                  47366              0       353
                 64                   47115.50                 47115.50                  48041              0       360
                 65                   50000.00                 50000.00                  50000              0         0


90-400-3                     PAGE 3 -- CONTINUED

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX


-------------TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES --------------

                   GUARANTEED MAXIMUM MONTHLY RATES PER $1,000
                       OF NET AMOUNT AT RISK (SEE PAGE 8)



         INSURED                                                                  INSURED
         PERSON'S                                                                 PERSON'S
         ATTAINED                     MONTHLY                                     ATTAINED                         MONTHLY
           AGE                         RATE                                         AGE                             RATE

            35                      $  .14083                                        70                          $  2.93268
            36                         .14762                                        71                             3.30181
            37                         .15680                                        72                             3.61779
            38                         .16682                                        73                             4.04199
            39                         .17851                                        74                             4.52073

            40                         .19103                                        75                             5.03724
            41                         .20607                                        76                             5.59039
            42                         .22110                                        77                             6.17549
            43                         .23865                                        78                             6.78686
            44                         .25619                                        79                             7.44038

            45                         .27709                                        80                             8.16249
            46                         .29966                                        81                             8.97320
            47                         .32391                                        82                             9.89813
            48                         .34984                                        83                            10.95204
            49                         .37912                                        84                            12.11846

            50                         .41009                                        85                            13.37460
            51                         .44693                                        86                            14.69860
            52                         .48965                                        87                            16.08129
            53                         .53742                                        88                            17.49682
            54                         .59276                                        89                            18.96601

            55                         .65401                                        90                            20.51212
            56                         .72203                                        91                            22.16549
            57                         .79429                                        92                            23.98724
            58                         .87251                                        93                            26.06643
            59                         .96090                                        94                            28.78427

            60                        1.05949                                        95                            32.81758
            61                        1.16916                                        96                            39.64294
            62                        1.29417                                        97                            53.06605
            63                        1.43714                                        98                            85.52685
            64                        1.59899                                        99                            85.52685

            65                        1.77812
            66                        1.97123
            67                        2.18097
            68                        2.40660
            69                        2.65338


90-400-4                           PAGE 4
                            (CONTINUED ON NEXT PAGE)

             POLICY INFORMATION CONTINUED--POLICY NUMBER XX XXX XXX

      ----------- TABLE OF MAXIMUM MONTHLY CHARGES FOR BENEFITS ----------

                                           MONTHLY
                                        DEDUCTION FROM
    BENEFITS                            POLICY ACCOUNT               PERIOD

BASIC COST OF INSURANCE                MAXIMUM MONTHLY
                                      COST OF INSURANCE
                                      RATE (SEE PAGE 4)
                                    TIMES THOUSANDS OF NET
                                  AMOUNT AT RISK (SEE PAGE 8)        65 YEARS

MINIMUM DEATH BENEFIT GUARANTEE               $ 0.50                 65 YEARS

ACCIDENTAL DEATH BENEFIT                        3.59           FIRST 35 YEARS

DISABILITY PREMIUM WAIVER                       4.37           FIRST 10 YEARS
                                                5.85            NEXT 10 YEARS
                                                9.97            NEXT 10 YEARS

CHILDREN'S TERM INSURANCE                       2.50           FIRST 30 YEARS

RENEWABLE TERM ON INSURED                       8.40           FIRST 10 YEARS
                                               16.54            NEXT 10 YEARS
                                               38.33            NEXT 10 YEARS

RENEWABLE TERM ON ADDITIONAL INSURED            7.96           FIRST 10 YEARS
                                               14.57            NEXT 10 YEARS
                                               27.34            NEXT 10 YEARS


90-400-4                           PAGE 4--CONTINUED

--------------------------------------------------------------------------------

THOSE WHO BENEFIT FROM THIS POLICY

OWNER. The owner of this policy is the insured person unless otherwise stated in the application, or later changed.

As the owner, you are entitled to exercise all the rights of this policy while the insured person is living. To exercise a right, you do not need the consent of anyone who has only a conditional or future ownership interest in this policy.

BENEFICIARY. The beneficiary is as stated in the application, unless later changed. The beneficiary is entitled to the Insurance Benefit of this policy. One or more beneficiaries for the Insurance Benefit can be named in the application. If more than one beneficiary is named, they can be classed as primary or contingent. If two or more persons are named in a class, their shares in the benefit can be stated. The stated shares in the Insurance Benefit will be paid to any primary beneficiaries who survive the insured person. If no primary beneficiaries survive, payment will be made to any surviving contingent beneficiaries. Beneficiaries who survive in the same class will share the Insurance Benefit equally, unless you have made another arrangement with us.

If there is no designated beneficiary living at the death of the insured person, we will pay the Insurance Benefit to the insured person's surviving children in equal shares. If none survive, we will pay the insured person's estate.

CHANGING THE OWNER OR BENEFICIARY. While the insured person is living, you may change the owner or beneficiary by written notice in a form satisfactory to us. (You can get such a form from our agent or by writing to us at our Administrative Office.) The change will take effect on the date you sign the notice. But, it will not apply to any payment we make or other action we take before we receive the notice. If you change the beneficiary, any previous arrangement you made as to a payment option for benefits is cancelled. You may choose a payment option for the new beneficiary in accordance with "How Benefits Are Paid" on Page 15.

ASSIGNMENT. You may assign this policy, but we will not be bound by an assignment unless we have received it in writing at our Administrative Office. Your rights and those of any other person referred to in this policy will be subject to the assignment. We assume no responsibility for the validity of an assignment. An absolute assignment will be considered as a change of ownership to the assignee.

--------------------------------------------------------------------------------

THE INSURANCE BENEFIT WE PAY

We will pay the Insurance Benefit of this policy to the beneficiary when we receive at our Administrative Office (1) proof satisfactory to us that the insured person died before the Maturity Date; and (2) all other requirements we deem necessary before such payment may be made. The Insurance Benefit includes the following amounts, which we will determine as of the date of the insured person's death:

o  the death benefit described on Page 6;

o  PLUS any other benefits then due form riders to this policy;

o  MINUS any policy loan and accrued loan interest;

o MINUS any overdue deductions from your Policy Account if the insured person dies during a grace period.

We will add interest to the resulting amount for the period from the date of death to the date of payment. We will compute the interest at a rate we determine, but not less than the greater of (a) the rate we are paying on the date of payment under the Deposit Option on Page 16, or (b) the rate required by any applicable law. Payment of the Insurance Benefit may also be affected by other provisions of this policy. See Page 16 and 17, where we specify our right to contest the policy, the suicide exclusion, and what happens if age or sex has been misstated. Special exclusions or limitations (if any) are listed in the Policy Information section.



90-400-5                                                                  Page 5

DEATH BENEFIT. The death benefit at any time will be determined under either Option A or Option B below, whichever you have chosen and is in effect at such time.

Under Option A, the death benefit is the greater of (a) the Face Amount of Insurance; or (b) the amount in your Policy Account, if any, divide by the net single premium at the insured person's attained age. Attained age means age on the birthday nearest to the beginning of the then current policy year. Under this option, the amount of the death is fixed, except when it is determined by a net single premium.

Under Option B, the death benefit is the greater of (a) the Face Amount of Insurance plus the Excess Amount, if any, where the Excess Amount is the Policy Amount less the Tabular Policy Account, but not less than zero; or (b) the amount in your Policy Account divided by the net single premium at the insured person's attained age. Under this option the amount of the death benefit is variable.

MATURITY BENEFIT. If the insured person is living on the policy anniversary nearest his or her 100th birthday (the Maturity Date), we will pay you an amount equal to the death benefit as of the Maturity Date, less any policy loan and accrued loan interest. The policy will then terminate.

This policy is designed to satisfy the definition of life insurance for Federal income tax purposes under Section 7702 of the Internal Revenue Code of 1986, as amended (i.e., the "Code"). Accordingly, even if this policy states otherwise, at no time will the death benefits and endowment benefits (maturity benefits) under the policy be less than the Policy Account value of the policy, divided by the net single premium per dollar of insurance which would have to be paid at such time to fund such benefits consistent with the definition of such terms in the Code. In addition, we may take certain actions, described here and elsewhere in the policy, to meet the definitions and limitations in the Code, based on our interpretation of the Code. Please see "Policy Changes -- Applicable Tax Law" for more information.


--------------------------------------------------------------------------------

CHANGING  THE DEATH  BENEFIT  OPTION OR REDUCING THE FACE AMOUNT OF INSURANCE

At any time after the first policy year while this policy is in force, you may change the death benefit option or reduce the Face Amount of Insurance by written request to us at our Administrative Office, subject to our approval and the following:

1. You can change your death benefit option. If you ask us to change from Option A to Option B, the death benefit will increase by the Excess Amount on the date the change takes effect. Evidence of insurability is required for this increase. If you ask us to change from Option B to Option A, the death benefit will decrease by the Excess Amount on the date the change takes effect. Such increase and decreases in the death benefit do not change the Face Amount of Insurance.

   No change in the death benefit amount occurs, if before and after the change in the Death Benefit Option takes effect, the death benefit amount is equal to the Policy Account divided by the net single premium at the insured person's attained age.

2. You may ask us to reduce the reduce the Face Amount of Insurance but not to less than the minimum amount for which we would then issue this policy under our rules. If you do this in the fist fifteen policy years, we may deduct from your Policy Account a pro rata share of the surrender charge (see Page
   11). A decrease in the face amount will result in a change in scheduled premiums and Tabular Values. A decrease in the Face Amount of Insurance may also cause a decrease in benefits provided by riders to this policy. We will send you new Policy Information pages showing the changes.

3. Any change will take effect at the beginning of the policy month that coincides with or next follows the date we approve your request.



90-400-5                                                                  Page 6

4. You may ask for a change by completing an application for change, which you can get from our agent or by writing to us at our Administrative Office. A copy of your application for change will be attached to the new Policy Information section that we will issue when the change is made. The new section and the application for change will become a part of this policy. We may require you to return this policy to our Administrative Office to make a policy change.


--------------------------------------------------------------------------------

THE PREMIUMS YOU PAY

The first scheduled premium payment shown in the Policy Information section is due on or before delivery of this policy. No insurance will take effect before that premium payment is paid. Other scheduled premiums are payable on or before thier due date at our Administrative Office or premium collection office.

PREMIUMS. The scheduled premiums shown on Page 3 are the premiums required to continue this policy in force provided they are paid when due, no withdrawals are made and any policy loan and accrued loan interest does not exceed the Cash Surrender Value. If the charges for applicable taxes change, the scheduled premiums will be changed accordingly. You will be given written notice of such change.

If scheduled premiums are not paid when due, the policy may lapse. The conditions under which the policy will lapse are described under Grace Period.

You may wish to pay premiums that are higher than the scheduled premiums on a regular basis. We will bill you for the higher amount if you choose, if you send us written notice to our Administrative Office.

Besides the scheduled premiums, you may pay optional premiums from time to time while the insured person is living and the policy has not lapsed.

We reserve the right to limit premiums that are in excess of the scheduled premiums.

You may not have to pay as much for the basic life insurance as the ultimate scheduled premiums shown on Page 3 if you have paid optional premiums, if the net investment return is better than 4% or the mortality and expense charges are lower than the maximum charges. Beginning with the policy anniversary on which the ultimate scheduled premium would first become due, we will calcualte the scheduled premium each policy year and give you written notice of the scheduled premium for that year before the due date. The scheduled premium wil never be greater than the ultimate scheduled premium shown on Page 3, adjusted for any changes in premium tax, plus the premium for any additional benefits shown on Page 3.

GRACE PERIOD. On the first day of each policy month, we perform the following calculations:

1. Determine the Tabular Policy Account Value.

2. Determine your Policy Account after that day's deductions and other policy transactions.

3. If the result in item 2 is greater than item 1, then the policy is not in default. If the result in item 2 is less than item 1, there is a Policy Account deficit and we perform the calculations described below.

4. Determine the scheduled premium fund. The scheduled premium fund for any policy month is the accumulation of all of the scheduled premiums due prior to that month at 4% interest.

5. Determine the actual premium fund. The actual premium fund for any policy month is the accumulation of all of the premiums received at 4% interest minus all withdrawals accumulated at 4% interest.

6. If the result in item 5 is less than the result in item 4, the policy is in default as of the first day of this policy month. This is the date of default.

If the policy is in default, we will send you and any assignee on our records at last known addresses written notice stating that a grace period of 61 days has begun starting with the date of default. The notice will also state the amount of payment that is due.

The payment required will not be greater than the difference between the scheduled premium fund at the end of the grace period and the actual premium fund on the date of default.


90-400-7                                                                  Page 7

If the insured person dies during a grace period, we will pay the Insurance Benefit as described on Page 5.

LAPSE. If the required payment is not received at our Administrative Office during the grace period, the policy will lapse as of the date of default. If this occurs, all insurance ends except as stated in Options on Lapse on Page 14. Lapse may result in surrender charges being subtracted from the Policy Account. Additional benefit riders fo not continue beyond the grace period.

REINSTATEMENT. You may reinstate this policy within five years after the grace period has expired if: (1) the policy has not been given up for its Net Cash Surrender Value; (2) you provide evidence of insurability satisfactory to us;
(3) you repay any loan (with accrued loan interest) that was taken under the reduced paid-up options; and (4) you pay the required payment. The required payment will not be greater than the difference between the scheduled premium fund and the actual premium fund on the date of reinstatement plus the scheduled premium due on such date, if any.

If we approve, the date of reinstatement will be the beginning of the policy month which coincides with or next follows the date we approve your reinstatement application. The reinstated face amount and death benefit option are the face amount and death benefit option as of the date of default. From the required payment received we will deduct the following: (a) charge for applicable taxes; (b) payment processing charge; and (c) premium charge. The balance, if any, is deposited into the Policy account.

The Policy Account Value on the date of reinstatment is the Net Cash Surrender Value of the Option on Lapse adjusted for a surrender charge credit and the balance of the required payment as described above. The surrender charge credit on the date of reinstatement is the policy surrender charge that was deducted on the date of default but not greater than the maximum surrender charge as of the date of reinstatement.

We will start to make monthly charges again as of the date of reinstatement. The monthly administrative charges from the date of default to the date of reinstatment will be deducted from the Policy Account Value as of the date of reinstatement.

--------------------------------------------------------------------------------

YOUR POLICY ACCOUNT AND HOW IT WORKS

PREMIUM PAYMENTS. When we receive your premium payments, we subtract the expense charges shown in the table in the Policy Information section. We put the balance (the net premium) into your Policy Account as of the date we receive the premium payment at our Administrative Office, and before any deductions from your Policy Account due on that date are made. However, we will put the first net premium payment into your Policy Account as of the Register Date if it is later than the date of receipt.

MONTHLY DEDUCTIONS. At the beginning of each policy month we make a deduction from you Policy account to cover monthly administrative charges and to provide insurance coverage, provided that the policy is not in default. Such deduction for any policy month is the sum of the following amount determined as of the beginning of that month:

o  the monthly administrative charges;

o  the monthly cost of insurance for the insured persons;

o  the monthly cost of any benefits provided by riders to this policy;

o  the monthly charge for the minimum death benefit gaurantee.

The monthly cost of insurance is the sum of a) our current monthly cost of insurance rate times the net amount at risk at the beginning of the policy month divided by $1,000; plus b) any rating extra charge shown in the Policy Information section. The net amount at risk at any time is the death benefit minus the amount in your Policy Account at that time. The cost of insurance rate is based on the Face Amount of Insurance and on the sex, attained age, and smoker or non-smoker status of the insured person.

We will determine cost of insurance rates from time to time. Any change in the cost of insurance rates we use will be as described in "Changes in Policy Cost Factors" on Page 16. They will never be more than those shown in the Table of Guaranteed Maximum Cost of Insurance Rates on Page 4.

90-400-7                                                                  Page 8

OTHER DEDUCTIONS. We also make the following other deductions from your Policy Account as they occur:

o We deduct a withdrawal charge if you make a partial withdrawal of the Net Cash Surrender Value (see Page 12).

o We deduct a surrender charge if, during the first fifteen policy years, you give up this policy for its Net Cash Surrender Value, you reduce the Face Amount of Insurance, or if this policy lapses at the end of a grace period (see Page 11).

o    We deduct a charge for certain transfers (see Page 10).

TABULAR POLICY ACCOUNT. The Tabular Policy Account is calculated based on scheduled premiums, guaranteed charges and a 4% annual rate of interest. These Tabular Policy Account values vary by sex, issue age and smoker or non-smoker status of the insured person and Face amount of Insurance and policy year. These Tabular Policy Account values are used in the calculation of the death benefit under Option B, in the calculation of the amount available for withdrawals and in the determination of policy lapse. The Tabular Policy Accoint values are shown in the Policy Information section.

--------------------------------------------------------------------------------

YOUR INVESTMENT OPTIONS

ALLOCATIONS. This policy provides investment options for the amount in your Policy Account. Amounts put into your Policy Account and deductions from it are allocated to the investment divisions of our SA and to the unloaned portion of our GID at your direction. You specified your initial premium allocation and deduction allocation percentages in your application for this policy, a copy of which is attached to this policy. Unless you change them, such percentages shall also apply to subsequent premium and deduction allocations. However, any amounts which are put into your Policy Account prior to the Allocation Date and which are to e allocated to the investment divisions of our SA will initially be allocated to (and monthly deductions taken from) the Money Market Division of our SA. The Allocation Date is the first business day (see page 11) twenty calendar days after the date of issue of this policy. On the Allocation Date, any such amounts then in the Money Market Division will be allocated in accordance with the directions contained in your policy application

Allocation percentages must be zero or a whole number not greater than 100. The sum of the premium allocation percentages and of the deduction allocation percentages must each equal 100.

You may change such allocation percentages by written notice to our Administrative Office. A change will take effect on the date we receive it at our Administrative Office except for changes received prior to the Allocation Date, which will take effect on the first business day following the Allocation Date.

If we cannot make a monthly deduction on the basis of the deduction allocation percentages then in effect, we will make that deduction based on the proportion that your unloaned value in our GID and your values in the investment divisions of our SA bear to the total unloaned value in your Policy Account.

TRANSFERS. At your written request to our Administrative Office, we will transfer amounts from your value in any investment division of our SA to one or more other divisions of our SA or to our GID. Any such transfer will take effect on the date we receive your written request for it at our Administrative Office.

Once during each policy year you may ask us by written request to our Administrative Office to transfer an amount you specify from your unloaned value in our GID to one or more investment divisions of our SA. However, we will make such a transfer only if (1) we receive your written request at our Administrative Office within 30 days before or after a policy anniversary; and
(2) the amount you specify is not more than the greater of 25% of your unloaned value in our GID as of the date the transfer takes effect or the minimum transfer amount shown on Page 3. In no event will we transfer more than your unloaned value in our GID. The transfer will take effect on the date we receive your written request for it at our Administrative Office but not before the policy anniversary.

90-400-9                                                                  Page 9

The minimum amount that we will transfer from your value in an investment division of our SA on any date is the lesser of the minimum transfer amount shown on Page 3 or your value in that investment division on that date, except as stated in the next paragraph. The minimum amount that we will transfer from your value in our GID is the lesser of the minimum transfer amount shown on Page 3 or your unloaned value in our GID as of the date the transfer takes effect, except as stated in the next paragraph.

We will waive the minimum amount limitations set forth in the immediately preceding paragraph if the total amount being transferred on that date is at least the minimum transfer amount shown on Page 3.

We reserve the right to make a transfer charge up to the amount shown on Page 3. The transfer charge, if any, is deducted from the amounts transferred from the investment divisions of our SA and GID based on the proportion that the amount transferred from each investment divisin and the GID bears to the total amount being transferred. A transfer from the Money Market Division on the Allocation Date (if applicable) will not incur a transfer charge.

If you ask us to transfer the entire amount of your value in the investment divisions of our SA to our GID, we will not make a charge for that transfer.

--------------------------------------------------------------------------------

THE VALUE OF YOUR POLICY ACCOUNT

The amount in your Policy Account at any time is equal to the sum of the amounts you then have in our GID and the investment divisions of our SA under this policy.

YOUR VALUE IN OUR GUARANTEED INTEREST DIVISION (GID). The amount you have in our GID at any time is equal to the amounts allocated and transferred to it under this policy, plus the interest credited to it, minus amounts deducted, transferred and withdrawn from it under this policy.

We will credit the amount in our GID with interest rates we determine. We will determine such interest rates annually in advance for unloaned and loaned amounts in our GID. The rates may be different for unloaned and loaned amounts. The interest rates we determine each year will apply to the policy year that follows the date of determination. Any change in the interest rates we determine will be as described in "Changes in Policy Cost Factors" on Page 16. Such interest rates will not be less than 4%.

At the end of each policy month we will credit interest on unloaned amounts in our GID as follows:

o On amounts that remain in our GID for the entire policy month, from the beginning to the end of the policy month.

o On amounts allocated to our GID during a policy month that are net premium payments or loan repayments, from the date we receive them to the end of the policy month. However, we will credit interest on the amount derived from your first premium payment from the Register Date, if it is later than the date of receipt.

o On amounts transferred to our GID during a policy month, from the date of the transfer to the end of the policy month.

o On amounts deducted or withdrawn from our GID during a policy month, from the beginning of the policy month to the date of the deduction or withdrawal.

We credit interest on the loaned portion of our GID on each policy anniversary and at any time you repay all of a policy loan. At the time of crediting such interest, we allocate this interest to the investment divisions and the unloaned portion of our GID in accordance with your premium allocation percentage.

YOUR VALUE IN THE INVESTMENT DIVISIONS OF OUR SEPARATE ACCOUNT (SA). The amount you have in an investment division of our SA under this policy at any time is equal to the number of units this policy then has in that division multiplied by the division's unit value at that time.

Amount allocated, transferred or added to an investment division of our SA are used to purchase units of that division; units are redeemed when amounts are deducted, loaned, transferred or withdrawn. These transactions are called policy transactions.


90-400-9                                                                 Page 10

The number of units a policy has in an investment division at any time is equal to the number of units purchased minus the number of units redeemed in that division to that time. The number of units purchased or redeemed in a policy transaction is equal to the dollar amount of the policy divided by the division's unit value on the date of the policy transactions may be made on any day. The unit value that applies to a transaction made on a business day will be the unit value for that day. The unit value that applies to a transaction made on a non-business day will be the unit value for the next business day.

We determine unit values for the investment division of our SA at the end of each business day. Generally, a business day is any day we are open and the New York Stock Exchange is open for trading. A business day immediately preceded by one or more non-business days as part of that business day. For example, a business day which falls on a Monday will consist of that Monday and the immediately preceding Saturday and Sunday.

The unit value of an investment division of our SA on any business day is equal to the unit value for that division on the immediately preceding business day multiplied by the net investment factor for that division on that business day.

The net investment factor for an investment division of our SA on any business day is (a) divided by (b), minus(c), where:

(a) is the net asset value of the shares in designated investment companies that belong to the investment division at the close of business on such business day before any policy transactions are made on that day, plus the amount of any dividend or capital gain distribution paid by the investment companies on that day;

(b) is the value of the assets in that investment division at the close of business on the immediately preceding business day after all policy transactions were made for that day; and

(c) is a charge for each calendar day in that business day, as defined above, corresponding to a charge not exceeding .70% yearly for mortality and expense risks, plus any charge for that day for taxes or amounts set aside as a reserve for taxes.

The net asset value of an investment company's shares held in each investment division shall be the value reported to us by that investment company.

--------------------------------------------------------------------------------

THE CASH SURRENDER VALUE OF THIS POLICY

CASH SURRENDER VALUE. The Cash Surrender Value on any date is equal to the amount in your Policy Account on that dateminus any surrender charge.

NET CASH SURRENDER VALUE. The Net Cash Surrender Value is equal to the Cash Surrender Value minus any policy loan and accrued loan interest. You may give up this policy for its Net Cash Surrender Value at any time while the insured person is living. You may do this by sending us a written request for it and this policy to our Administrative Office. We will compute the Net Cash Surrender Value as of the date we receive your request for it and this policy at our Administrative Office. All insurance coverage under this policy ends on such date.

SURRENDER CHARGES. If the policy lapses or if you give up this policy for its Net Cash Surrender Value in the first fifteen policy years, we will subtract a surrender charge from your Policy Account. A table of maximum surrender charges is in the Policy Information section.

If the Face Amount of Insurance is reduced during any of the first fifteen policy years, we may also deduct from your Policy Account a pro rata surrender charge. Such deductions will be made in accordance with the "Allocations" provision on Page 9.

The amount of the pro rata surrender charge will be determined by the following formula:

                                [GRAPHIC OMITTED]

where A -- is the amount of the reduction.
where B -- is the initial Face Amount of Insurance.
where C -- is the surrender charge immediately before the reduction.

90-400-11                                                                Page 11

The pro rata surrender charge will not exceed the Policy Account value at the time of the decrease. If a pro rata surrender charge is made, the surrender charges in the Table on Page 3 are reduced proportionately, and we will send you a new table which shows such charges.

PARTIAL NET CASH SURRENDER VALUE WITHDRAWAL. After the first policy year and while the insured person is living, you may ask for a partial Net Cash Surrender Value withdrawal by written request to our Administrative Office. Your request will be subject to our approval based on our rules in effect when we receive your request, and to the minimum withdrawal amount shown in the Policy Information section. The amount withdrawn from the Policy account is equal to the amount requested plus the expense charge shown in the Table of Expense Charges in the Policy Information section. The amount withdrawn is limited by the requirements that (a) the Policy Account after the withdrawal may not be less than the Tabular Policy Account value; and (b) the amount withdrawn cannot exceed the Net Cash Surrender Value on the date of withdrawal. We have the right to decline a request for a partial Net Cash Surrender Value withdrawal. A partial withdrawal will result in a reduction in the Cash Surrender Value and in you Policy Account equal to the amount withdrawn as well as a reduction in you death benefit. If the death benefit is Option A, the withdrawal may also result in a decrease in the face amount.

You may tell us how much of each partial withdrawal is to come from your unloaned value in our GID and from your values in each of the investment divisions of our SA. If you do not tell us, we will make the withdrawal on the basis of your monthly deduction allocation percentages then in effect. The expense charge is deducted from your value remaining in each investment division and the GID, from whichever the withdrawal is made, based on the proportion that the amount withdrawn from each investment division and the GID bears to the total amount being withdrawn. If we cannot make the withdrawal or deduct the expense charge as indicated above, we will make the withdrawal and deduction based on the proportion that your unloaned value in our GID and your values in the investment divisions of our SA bear to the total unloaned value in your Policy Account.

Such withdrawal and resulting reduction in the death benefit, the Cash Surrender Value and your Policy Account will take effect on the date we receive your written request for it at our Administrative Office. We will send you a new Policy Information section if a withdrawal results in a reduction in the Face Amount of Insurance. It will become a part of this policy. We may require you to return this policy to our Administrative Office to make a change.

--------------------------------------------------------------------------------

HOW A LOAN CAN BE MADE

POLICY LOANS. You can get a loan on this policy while it has a loan value. This policy will be the only security for the loan. The initial loan and each additional loan must be for at least the minimum loan amount shown in the Policy Information section. Any amount on loan is part of your Policy Account (see Page
10). We refer to this as the loaned portion of your Policy Account.

LOAN VALUE. The loan value on any date is 90% of the Cash Surrender Value on that date.

The amount of the loan may not be more than the loan value. If you request an increase to an existing loan, the additional amount requested will be added to the amount of the existing loan and accrued loan interest.

Your request for a policy loan must be in writing to our Administrative Office. You may tell us how much of the requested loan is to be allocated to your unloaned value in our GID and your value in each investment division of our SA. Such values will be determined as of the date we receive your request. If you do not tell us, we will allocate the loan on the basis of your monthly deduction allocation percentages then in effect. If we cannot allocate the loan on the basis of your direction or those percentages, we will allocate it based on the proportion that your unloaned value in our GID and your values in the investment divisions of our SA bear to the total unloaned value in your Policy Account.

The loaned portion of your Policy Account will be maintained as a part of our GID. Thus, when a loaned amount is allocated to an investment division of our SA, we will redeem units of that investment division sufficient in value to cover the amount of the loan so allocated and transfer that amount to our GID.


90-400-11                                                                Page 12

If at any time a loan plus any accrued loan interest exceeds the Cash Surrender Value, we will notify you and any assignee of record at last known addresses of our intent to terminate the policy in 61 days within which time you may repay all or part of the loan (but not less than the amount by which the loan and any accrued loan interest exceeds the Cash Surrender Value) to avoid termination.

LOAN INTEREST. Interest on a loan accrues daily at an adjustable loan interest rate. We will determine the rate at the beginning of each policy year, subject to the following paragraphs. It will apply to any new or outstanding loan under the policy during the policy year next following the date of determination.

The maximum loan interest rate for a policy year shall be the greater of: (1) the "Published Monthly Average," as defined below, for the calendar month that ends two months before the date of determination; or (2) 5%. "Published Monthly Average" means the Monthly Average Corporates yield shown in Moody's Corporate Bond Yield Averages published by Moody's Investors Service, Inc., or any successor thereto. If such averages are no longer published, we will use such other averages as may be established by regulation by the insurance supervisory official of the jurisdiction in which this policy is delivered. In no event will the loan interest rate for a policy year be greater than the maximum rate permitted by applicable law. We reserve the right to establish a rate lower than the maximum.

No change in the rate shall be less than 1/2 of 1% a year. We may increase the rate whenever the maximum rate as determined by clause (1) of the preceding paragraph increases by 1/2 of 1% or more. We will reduce the rate to or below the maximum rate as determined by clause (1) of the preceding paragraph if such maximum is lower than the rate being charged by 1/2 of 1% or more.

We will notify you of the initial loan interest rate when you make a loan. We will also give you advance written notice of any increase in the interest rate of any outstanding loan.

Loan interest is due on each policy anniversary. If the interest is not paid when due, it will be added to your outstanding loan and allocated on the basis of the deduction allocation percentages then in effect. If we cannot make the allocation on the basis of these percentages, we will make it based on the proportion that your unloaned value in our GID and your values in the investment divisions of our SA bear to the total unloaned value in your Policy Account. The unpaid interest will then be treated as part of the loaned amount and will bear interest at the loan rate.

When unpaid loan interest is allocated to an investment division of our SA, we will redeem units of that investment division sufficient in value to cover the amount of the interest so allocated and transfer that amount to our GID.

LOAN REPAYMENT. You may repay all or part of a policy loan and accrued loan interest at any time while the insured person is alive and this policy is in force. Except for loan interest payments due, or loan repayments made to avoid policy termination as described above, any payment you make to us is a premium repayment, unless you tell us in writing that it is a loan payment.

Repayments will first be allocated to our GID until you have repaid any loaned amounts that were allocated to our GID. You may tell us how to allocate payments above that amount among our GID and the investment divisions of our SA. If you do not tell us, we willmake the allocation on the basis of the premium allocation percentages then in effect.

Failure to repay a policy loan or to pay loan interest will not terminate this policy unless the loan and any accrued loan interest exceeds the Cash Surrender Value.

A policy loan will have a permanent effect on your benefits under this policy even if it is repaid.


90-400-13                                                                Page 13

--------------------------------------------------------------------------------
OPTIONS ON LAPSE

You have three options if the policy lapses. (1) You may apply for reinstatement. If there is a Net Cash Surrender Value, you may (2) withdraw it and give up the policy; or (3) use it to continue insurance under one of the following options:

EXTENDED TERM INSURANCE. This is fixed benefit term insurance for an amount equal to the death benefit on the date of default, minus any loan and accrued loan interest. The insurance will continue from the date of default for as long a term period as the New Cash Surrender Value on the date of default will buy. This option is not available if so stated on Page 3.

Extended term insurance will apply automatically if there is a Net Cash Surrender Value and you have made no other choice within three months after the date of default. Reduced paid-up insurance will apply instead if the extended term insurance option is not available.

REDUCED PAID-UP INSURANCE. This is fixed benefit insurance for the insured person's lifetime and for the amount of insurance that the Net Cash Surrender Value on the date of default will buy. This option is not available if the Net Cash Surrender Value is less than $1,000 on the date of default. We will automatically pay the Net Cash Surrender Value of this policy if it is less than $1,000 on the date of default.

We will determine the reduced insurance amount under the paid-up option or the term period under the term option as of the date of default, using net single premiums (see "The Basis We Use for Computation" on Page 17) for the insured person's then current attained age. We will use Net Cash Surrender Value as of the date of default, adjusted for any loan or accrued loan interest on or after that date.

OTHER INFORMATION. While under the Extended Term or Reduced Paid-up option, no premiums will be accepted nor will the values be affected by the investment experience of any investment division of our SA. The Extended Term option Cash Surrender Values but no loan values. The Reduced Paid-up option provides both cash surrender and loan values. For both options, the Cash Surrender Value at any time is equal to the amount of insurance described above multiplied by the applicable net single premium for the remaining period of coverage determined as described in the Basis of Computation of Page 17.

--------------------------------------------------------------------------------

OUR SEPARATE ACCOUNT (SA)

The Separate Account is our Separate Account (SA) shown on Page 3. We established it and we maintain it under the laws of New York State. Realized and unrealized gains and losses from the assets of our SA are credited or charged against it without regard to our other income, gains, or losses. Assets are put in our SA to support this policy and other variable life insurance policies. Assets may be put in our SA for other purposes, but not to support contracts or policies other than variable contracts.

The assets of our SA are our property. The portion of its assets equal to the reserves and other policy liabilities with respect to our SA will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of an investment division in excess of the reserves and other liabilities with respect to that division to another investment division or to our General Account.

INVESTMENT DIVISIONS. Our SA consists of investment divisions. Each division may invest its assets in a separate class of shares of a designated investment company or companies. The investment divisions of our SA that you chose for your initial allocations are shown on the application for this policy, a copy of which is attached to this policy. We may form time to time make other investment divisions available to you. We will provide you with written notice of all material details including investment objectives and all charges.

We have the right to change or add designated investment companies. We have the right to add or remove investment divisions. We have the right to withdraw assets of a class of policies to which this policy belongs from an investment division and put them in another investment division. We also have the right to combine any two or more investment divisions. The term investment division in this policy shall then refer to any other investment division in which the assets of a class of policies to which this policy belongs were placed.


90-400-13                                                                Page 14

We have the right to:

1. register or deregister the Separate Account under the Investment Company Act of 1940;

2. run the Separate Account under the direction of a committee, and discharge such committee at any time;

3. restrict or eliminate any voting rights of policy owners, or other persons who have voting rights as to the Separate Account; and

4. operate the Separate Account or one or more of the investment divisions by making direct investments or in any other form. If we do so, we may invest the assets of the Separate Account or one or more of the investment divisions in any legal investments. We will rely upon our own or outside counsel for advice in this regard. Also, unless otherwise required by law or regulation, an investment adviser or any investment policy may not be changed without our consent. If required by law or regulation, the investment policy of an investment division of our SA will not be changed by us unless approved by the Superintendent of Insurance of New York State or deemed approved in accordance with such law or regulation. If so required, the process for getting such approval is on file with the insurance supervisory official of the jurisdiction in with this policy is delivered.

If any of these changes result in a material change in the underlying investments of an investment division of our SA, we will notify you of such change, as required by law. If you have value in that investment division, if you wish, we will transfer it at your written direction from that division (without charge) to another division of our SA or to our GID, and you may then change your premium and deduction allocation percentages.

--------------------------------------------------------------------------------

OUR ANNUAL REPORT TO YOU

For each policy year we will send you a report for this policy that shows the current death benefit, the value you have in our GID and the value you have in each investment division of our SA, the Cash Surrender Value and any policy loan with the current loan interest rate. It will also show the premiums paid and any other information as may be required by the insurance supervisory official of the jurisdiction in which this policy is delivered. No report will be sent if this policy is being continued under an Option on Lapse.

--------------------------------------------------------------------------------

HOW BENEFITS ARE PAID

You can have the Insurance Benefit, Maturity Benefit or your Net Cash Surrender Value paid immediately in one sum. Or, you can choose another form of payment for all or part of them. If you do not arrange for a specific choice before the death of the second of the insured person dies, the beneficiary will have this right when such Insured of the second of the Insured persons to die, the beneficiary will have this right when such insured person dies. If you do make an arrangement, however, the beneficiary cannot change it after insured person dies.

Payments under the following options will not be affected by the investment experience of any investment division of our SA after proceeds are applied under such options.

The options are:

1. DEPOSIT: The sum will be left on deposit for a period mutually agreed upon. We will pay interest at the end of every month, every 3 months, every 6 months or every 12 months, as chosen.

2.   INSTALLMENT PAYMENTS: There are two ways that we pay installments:

          FIXED PERIOD: We will pay the sum in equal installments for a specified number of years (not more than 30). The installments will be at least those shown in the Table of Guaranteed Payments on Page 18.

          FIXED AMOUNT: We will pay the sum in installments as mutually agreed upon until the original sum, together with interest on the unpaid balance, is used up.

3. MONTHLY LIFE INCOME: We will pay the sum as a monthly income for life. The amount of the monthly payment will be at least that shown in the Table of Guaranteed Payments on Page 18. You may choose any one of three ways to receive monthly life income. We will guarantee payments for at least 10 years (called "10 years Certain"); at least 20 years (called "20 Years Certain"); or until the payments we make equal the original sum (called "Refund Certain").

90-400-15                                                                Page 15

4. OTHER: We will apply the sum under any other option requested that we make available at the time of the insured person's death or Net Cash Surrender Value withdrawal, or on the Maturity Date, whichever applies.

We guarantee interest under the Deposit Option at the rate of 3% a year and under either Installment Option at 3-1/2% a year. We may raise these guaranteed rates. We may also allow interest under the Deposit Option and under either Installment Option at a rate above the guaranteed rate.

The payee may name and change a successor payee for any amount we would otherwise pay to the payee's estate.

Any arrangements involving more than one of the options, or a payee who is not a natural person (for example, a corporation) or who is a fiduciary, must have our approval. Also, details of all arrangements will be subject to our rules at the time the arrangement takes effect. These include rules on: the minimum amount we will apply under an option and minimum amounts for installment payments; withdrawal or commutation rights; naming payees and successor payees; and proving age and survival.

Payments choices (or any later changes) will be made and will take effect in the same way as a change of beneficiary. Amounts applied under these options will not be subject to the claims of creditors or to legal process, to the extent permitted by law.

--------------------------------------------------------------------------------

OTHER IMPORTANT INFORMATION

YOUR CONTRACT WITH US. This policy is issued in consideration of payment of the first scheduled premium payment shown in the Policy Information section.

This policy, and the attached copy of the initial application and all subsequent applications to change this policy, and all additional Policy Information sections added to this policy, make up the entire contract. The rights conferred by this policy are in addition to those provided by applicable

Only our Chairman of the Board, our President or one of our Vice Presidents can modify this contract or waive any of our rights or requirements under it. The person making these changes must put them in writing and sign them.

POLICY CHANGES -- APPLICABLE TAX LAW. For you and the beneficiary to receive the tax treatment accorded to life insurance under Federal law, this policy must qualify initially and continue to qualify as life insurance under the Internal Revenue Code or successor law. Therefore, we reserve the right to make changes in this policy or its riders or to make distributions from this policy to the extent we deem it necessary to continue to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected. You will be given advance written notice of such changes.

CHANGES IN POLICY COST FACTORS. Changes in policy cost factors (interest rates we credit, cost of insurance deductions, and expense charges) will be by class and based upon changes in future expectations for such elements as: investment earnings, mortality, persistency, expenses and taxes. Any change in policy cost factors will be determined in accordance with procedures and standards on file, if required, with the insurance supervisory official of the jurisdiction in which this policy is delivered.

WHEN THE POLICY IS INCONTESTABLE. We have the right to contest the validity of this policy based on material misstatements made in the initial application for this policy. We also have the right to contest the validity of any policy change or reinstatement based on material misstatements made in any application for that change. However, we will not contest the validity of this policy after it has been in effect during the lifetime of the insured person for two years from the date of issue shown in the Policy Information section. We will not contest any policy change that requires evidence of insurability, or any reinstatement of this policy, after the change or reinstatement has been in effect for two years during the insured person's lifetime.

No statement shall be used to contest a claim unless contained in an application.

All statements made in an application are representations and not warranties.

See any additional benefit riders for modifications of this provision that apply to them.



90-400-15                                                                Page 16

WHAT IF AGE OR SEX HAS BEEN MISSTATED? If the insured person's age or sex has been misstated on any application, the death benefit and any benefits provided by riders to this policy shall be those which would be purchased by the most recent deduction for the cost of insurance, and the cost of any benefits provided by riders, at the correct age and sex.

HOW THE SUICIDE EXCLUSION AFFECTS BENEFITS. If the insured person commits suicide (while sane or insane) within two years after the Date of Issue shown in the Policy Information section, our liability will be limited to the payment of a single sum. This sum will be equal to the premiums paid, minus any loan and accrued loan interest and minus any partial withdrawal of the Net Cash Surrender Value. If the insured person commits suicide (while sane or insane) within two years after the effective date of a change that you asked for that increases the death benefit, then our liability as to the increase in amount will be limited to the payment of a single sum equal to the monthly cost of insurance deductions made for such increase.

HOW WE MEASURE POLICY PERIODS AND ANNIVERSARIES. We measure policy years, policy years, policy months, and policy anniversaries from the Register Date shown in the Policy Information section. Each policy month begins on the same day in each calendar month as the day of the month in the Register Date.

HOW, WHEN AND WHAT WE MAY DEFER. We may not be able to obtain the value of the assets of the investment divisions of our SA if: (1) the New York Stock Exchange is closed; or (2) the Securities and Exchange Commission requires trading to be restricted or declares an emergency. During such times, as to amounts allocated to the investment divisions of our SA, we may defer:

1.   Determination and payment of Net Cash Surrender Value withdrawals;

2. Determination and payment of any death benefit in excess of the Face Amount of Insurance;

3. Determination of the value of your Policy Account to see if the policy is in default, when the actual premium fund is less than the scheduled premium fund as described in Grace Period on Page 7.

4. Determination of the Excess Amount in your Policy Account to change your death benefit option as described on Page 6.

5.   Payment of loans;

6.   Determination of the unit values of the investment divisions of our SA; and

7.   Any requested transfer or transfer on the Allocation Date.

As to amounts allocated to our GID, we may defer payment of any Net Cash Surrender Value withdrawal or loan amount (except a loan to pay a premium to us) for up to six months after we receive a request for it. We will allow interest, at a rate of at least 3% a year, on any Net Cash Surrender Value payment derived from our GID that we defer to 30 days or more.

THE BASIS WE USE FOR COMPUTATION. We provide Cash Surrender Values and paid-up insurance benefits that are at least equal to those required by law. If required to do so, we have filed with the insurance supervisory official of the jurisdiction in which this policy is delivered a detailed statement of our method of computing such values. We compute reserves under this policy by the Commissioners Reserve Valuation Method.

We base tabular values, reserves and net single premiums on the Commissioners 1980 Standard Ordinary Male and Female, Smoker and Non-Smoker Mortality Tables. We also use these tables as the basis for determining maximum insurance costs, taking account of sex, attained age and smoker or non-smoker status of the insured person. For extended term insurance, Cash Surrender Values, reserve and net single premiums are based instead on the Commissioners 1980 Extended Term Insurance Male and Female, Smoker and Non-Smoker Tables. We use an effective annual interest rate of 4%.

POLICY ILLUSTRATIONS. Upon request we will give you an illustration of the future benefits under this policy based upon both guaranteed and current cost factor assumptions. However, if you ask us to do this more than once in any policy year, we reserve the right to charge you a fee for this service.

POLICY CHANGES. You may add additional benefit riders or make other changes, subject to our rules at the time of change.


90-400-17                                                                Page 17

                          TABLE OF GUARANTEED PAYMENTS
                    (MINIMUM AMOUNT FOR EACH $1,000 APPLIED)


                                    OPTION 2A
                                    ---------

                            FIXED PERIOD INSTALLMENTS
                            -------------------------

    Number
   of Years'                       Monthly                             Annual
 Installments                   Installment                         Installment
 ------------                   -----------                         -----------
        1                          $84.70                           $1,000.00
        2                           43.08                              508.60
        3                           29.21                              344.86
        4                           22.28                              263.04
        5                           18.12                              213.99

        6                           15.36                              181.32
        7                           13.38                              158.01
        8                           11.91                              140.56
        9                           10.76                              127.00
       10                            9.84                              116.18

       11                            9.09                              107.34
       12                            8.47                               99.98
       13                            7.94                               93.78
       14                            7.49                               88.47
       15                            7.11                               83.89

       16                            6.77                               79.89
       17                            6.47                               76.37
       18                            6.20                               73.25
       19                            5.97                               70.47
       20                            5.76                               67.98

       21                            5.57                               65.74
       22                            5.40                               63.70
       23                            5.24                               61.85
       24                            5.10                               60.17
       25                            4.97                               58.62

       26                            4.84                               57.20
       27                            4.73                               55.90
       28                            4.63                               54.69
       29                            4.54                               53.57
       30                            4.45                               52.53


If installments are paid each 3 months, they will be 25.32% of the annual installments. If they are paid every 6 months, they will be 50.43% of the annual installments.


                                    OPTION 3
                                    --------

                               MONTHLY LIFE INCOME
                               -------------------


                             10 Years Certain                      20 Years Certain                          Refund Certain
                             ----------------                      ----------------                          --------------
        AGE                Male           Female                  Male          Female                  Male            Female
        ---                ----           ------                  ----          ------                  ----            ------
         50               $4.50            $3.96                 $4.27            $3.89               $ 4.28            $3.87
         51                4.58             4.02                  4.32             3.94                 4.35             3.93
         52                4.67             4.09                  4.38             4.00                 4.42             3.99
         53                4.75             4.16                  4.44             4.06                 4.50             4.05
         54                4.85             4.24                  4.50             4.12                 4.58             4.11

         55                4.94             4.32                  4.56             4.18                 4.66             4.18
         56                5.04             4.40                  4.62             4.24                 4.74             4.25
         57                5.15             4.49                  4.68             4.31                 4.83             4.33
         58                5.26             4.58                  4.74             4.38                 4.93             4.41
         59                5.37             4.68                  4.81             4.45                 5.03             4.49

         60                5.49             4.78                  4.86             4.52                 5.13             4.58
         61                5.62             4.89                  4.92             4.59                 5.24             4.67
         62                5.75             5.00                  4.98             4.66                 5.35             4.77
         63                5.88             5.12                  5.04             4.73                 5.48             4.88
         64                6.03             5.25                  5.09             4.80                 5.60             4.99

         65                6.17             5.39                  5.14             4.88                 5.74             5.10
         66                6.32             5.53                  5.19             4.95                 5.88             5.22
         67                6.48             5.68                  5.24             5.01                 6.03             5.35
         68                6.64             5.83                  5.28             5.08                 6.18             5.49
         69                6.80             6.00                  5.32             5.14                 6.35             5.64

         70                6.97             6.17                  5.35             5.20                 6.53             5.79
         71                7.15             6.34                  5.38             5.26                 6.71             5.96
         72                7.32             6.53                  5.41             5.30                 6.91             6.13
         73                7.50             6.72                  5.43             5.35                 7.12             6.32
         74                7.67             6.92                  5.45             5.38                 7.34             6.52

         75                7.85             7.12                  5.47             5.42                 7.58             6.73
         76                8.02             7.32                  5.48             5.44                 7.82             6.96
         77                8.19             7.53                  5.49             5.46                 8.09             7.21
         78                8.36             7.75                  5.50             5.48                 8.38             7.47
         79                8.52             7.96                  5.50             5.49                 8.67             7.75

         80                8.67             8.16                  5.51             5.50                 9.00             8.05
         81                8.81             8.36                  5.51             5.51                 9.34             8.39
         82                8.94             8.55                  5.51             5.51                 9.70             8.73
         83                9.06             8.73                  5.51             5.51                10.10             9.12
         84                9.16             8.90                  5.51             5.51                10.52             9.53
  85 & over                9.26             9.05                  5.51             5.51                10.96             9.97


Amounts for Monthly Life Income are based on age nearest birthday when income starts. Amounts for ages not shown will be furnished on request.


90-400-17                                                                Page 18

THE EQUITABLE
VARIABLE LIFE INSURANCE COMPANY


A Stock Life Insurance Company
Home Office:  787 Seventh Avenue, New York, New York  10019-6018

               Modified Premium Variable Whole Life Policy. A death benefit is guaranteed if all scheduled premiums are paid when due, no withdrawals are made and any policy loan plus accrued loan interest does not exceed the Cash Surrender Value. The guaranteed death benefit is equal to the face amount at the time of death, reduced by any loan and accrued loan interest. Values provided by this policy are based on declared interest rates, and on the investment experience of the investment divisions of a separate account which in turn depends on the investment performance of the corresponding portfolios of investment companies. They are not guaranteed as to dollar amount. Investment options are described on Page 9. This is a non-participating policy..


               No. 90-400